THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.





                                CURSITOR ALLIANCE LLC

                                 AMENDED AND RESTATED

                         LIMITED LIABILITY COMPANY AGREEMENT


                                     dated as of

                                  February 29, 1996


                                        among


                          Alliance Capital Management L.P.,


                 Alliance Capital Management Corporation of Delaware


                                         and


                               Cursitor Holdings, L.P.

                                  TABLE OF CONTENTS

                                                                           Page


                                      ARTICLE I

                                     DEFINITIONS

    1.01.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .     1

                                      ARTICLE II

                        FORMATION AND PURPOSES OF THE COMPANY

    2.01.  Formation of the Company . . . . . . . . . . . . . . . . . . .     8
    2.02.  Name of the Company. . . . . . . . . . . . . . . . . . . . . .     9
    2.03.  Purpose of the Company . . . . . . . . . . . . . . . . . . . .     9
    2.04.  Place of Business of the Company . . . . . . . . . . . . . . .     9
    2.05.  Registered Office and Registered Agent . . . . . . . . . . . .     9
    2.06.  Duration of the Company. . . . . . . . . . . . . . . . . . . .     9
    2.07.  Title to Company Property. . . . . . . . . . . . . . . . . . .     9
    2.08.  Filing of Certificates . . . . . . . . . . . . . . . . . . . .     9
    2.09.  Limitation on Liability. . . . . . . . . . . . . . . . . . . .    10
    2.10.  Qualification in Other Jurisdiction. . . . . . . . . . . . . .    10

                                     ARTICLE III

                                CAPITAL CONTRIBUTIONS

    3.01.  Capital Contributions. . . . . . . . . . . . . . . . . . . . .    10
    3.02.  Capital Contributions in General . . . . . . . . . . . . . . .    10

                                      ARTICLE IV

                                 CAPITAL ACCOUNTS AND
                           ALLOCATION OF PROFITS AND LOSSES

    4.01.  Capital Accounts . . . . . . . . . . . . . . . . . . . . . . .    11
    4.02.  Allocation of Net Income . . . . . . . . . . . . . . . . . . .    12
    4.03.  Allocation of Net Loss . . . . . . . . . . . . . . . . . . . .    13
    4.04.  Character of Allocations . . . . . . . . . . . . . . . . . . .    14
    4.05.  Qualified Income Offset. . . . . . . . . . . . . . . . . . . .    14
    4.06.  Timing of Allocations. . . . . . . . . . . . . . . . . . . . .    14
    4.07.  Membership Interest Transfer and Adjustment. . . . . . . . . .    14
    4.08.  Tax Allocations. . . . . . . . . . . . . . . . . . . . . . . .    14

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                                                                           ----

                                      ARTICLE V

                                    DISTRIBUTIONS

    5.01.  Distributions. . . . . . . . . . . . . . . . . . . . . . . . .    15
    5.02.  Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . .    17
    5.03.  Restricted Distributions . . . . . . . . . . . . . . . . . . .    17

                                      ARTICLE VI

                                      MANAGEMENT

    6.01.  Management by the Members. . . . . . . . . . . . . . . . . . .    17
    6.02.  Voting Power of Members. . . . . . . . . . . . . . . . . . . .    17
    6.03.  Quorum; Manner of Acting . . . . . . . . . . . . . . . . . . .    17
    6.04.  Unanimous Vote . . . . . . . . . . . . . . . . . . . . . . . .    18
    6.05   Forum for Meetings; Composition of the
             Members; Proxies; Holding of Meetings. . . . . . . . . . . .    19
    6.06.  Action by Written Consent. . . . . . . . . . . . . . . . . . .    20
    6.07.  Telephonic Meetings. . . . . . . . . . . . . . . . . . . . . .    20
    6.08.  Nature of Obligations Among Members. . . . . . . . . . . . . .    21
    6.09.  Company Minutes. . . . . . . . . . . . . . . . . . . . . . . .    21
    6.10.  Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    6.11.  Contracts with the Company . . . . . . . . . . . . . . . . . .    22
    6.12.  Compensation of the Members. . . . . . . . . . . . . . . . . .    22
    6.13.  Right of First Offer . . . . . . . . . . . . . . . . . . . . .    22

                                     ARTICLE VII

                              ACCOUNTING AND TAX MATTERS

    7.01.  Programs and Budgets . . . . . . . . . . . . . . . . . . . . .    22
    7.02.  Books of Account . . . . . . . . . . . . . . . . . . . . . . .    23
    7.03.  Company Documentation Requirements . . . . . . . . . . . . . .    23
    7.04.  Financial Statements . . . . . . . . . . . . . . . . . . . . .    23

    7.05.  Partnership For Tax Purposes . . . . . . . . . . . . . . . . .    24
    7.06.  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .    24
    7.07.  Inspection Rights of Members . . . . . . . . . . . . . . . . .    25

                                     ARTICLE VIII

                 TRANSFERS AND RESTRICTIONS ON TRANSFER OF INTERESTS

    8.01.  General. . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    8.02.  Recognition of Transfers . . . . . . . . . . . . . . . . . . .    26
    8.03.  Admission of Additional Members. . . . . . . . . . . . . . . .    26

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                                                                           Page
                                                                           ----

                                      ARTICLE IX

                                   PUT/CALL OPTIONS

    9.01.  Put/Call Options . . . . . . . . . . . . . . . . . . . . . . .    27
    9.02.  Buyout Date. . . . . . . . . . . . . . . . . . . . . . . . . .    28
    9.03.  Buyout Price . . . . . . . . . . . . . . . . . . . . . . . . .    28
    9.04.  Method of Payment. . . . . . . . . . . . . . . . . . . . . . .    29
    9.05.  Status of Repurchased Membership Interes . . . . . . . . . . .    30
    9.06.  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . .    30

                                      ARTICLE X

                              LIABILITY/INDEMNIFICATION

    10.01.  Liability for Debts of the Company; Limited Liability . . . .    30
    10.02.  Exculpation . . . . . . . . . . . . . . . . . . . . . . . . .    31
    10.03.  Indemnification . . . . . . . . . . . . . . . . . . . . . . .    31

                                      ARTICLE XI

                                   CONFIDENTIALITY

    11.01.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .    32



                                     ARTICLE XII

                       TERMINATION, DISSOLUTION AND LIQUIDATION

    12.01.  No Dissolution. . . . . . . . . . . . . . . . . . . . . . . .    33
    12.02.  Liquidating Events. . . . . . . . . . . . . . . . . . . . . .    33
    12.03.  Notice of Dissolution . . . . . . . . . . . . . . . . . . . .    33
    12.04.  Winding Up. . . . . . . . . . . . . . . . . . . . . . . . . .    33
    12.05.  Distribution Upon Dissolution of the Company. . . . . . . . .    34
    12.06.  Liquidation of Member's Interest. . . . . . . . . . . . . . .    34
    12.07.  Report on Liquidation . . . . . . . . . . . . . . . . . . . .    35
    12.08.  Other Matters . . . . . . . . . . . . . . . . . . . . . . . .    35
    12.09.  Termination . . . . . . . . . . . . . . . . . . . . . . . . .    35

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                                                                           Page
                                                                           ----

                                     ARTICLE XIII

                      RESTRICTIONS ON TRANSFER AND DISTRIBUTIONS

    13.01.  Restrictions on Transfer. . . . . . . . . . . . . . . . . . .    35
    13.02.  Restrictive Legend. . . . . . . . . . . . . . . . . . . . . .    36
    13.03.  Notice of Proposed Transfers; Rule 144. . . . . . . . . . . .    37
    13.04.  Distributions with Respect to Units . . . . . . . . . . . . .    38

                                     ARTICLE XIV

                                    MISCELLANEOUS

    14.01.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
    14.02.  Amendments; No Waivers. . . . . . . . . . . . . . . . . . . .    39
    14.03.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .    39
    14.04.  Successors and Assigns. . . . . . . . . . . . . . . . . . . .    39
    14.05.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .    40
    14.06.  Exhibits and Schedules. . . . . . . . . . . . . . . . . . . .    40
    14.07.  Partition . . . . . . . . . . . . . . . . . . . . . . . . . .    40
    14.08.  Consents and Additional Documents . . . . . . . . . . . . . .    40
    14.09.  Governing Law; Entire Agreement . . . . . . . . . . . . . . .    40
    14.10.  Disputes; Submission to Jurisdiction. . . . . . . . . . . . .    41
    14.11.  Counterparts; Effectiveness . . . . . . . . . . . . . . . . .    41
    14.12.  Severability. . . . . . . . . . . . . . . . . . . . . . . . .    42
    14.13.  Further Assurances. . . . . . . . . . . . . . . . . . . . . .    42
    14.14.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .    42
    14.15.  Restrictive Trade Practices . . . . . . . . . . . . . . . . .    42


Exhibit 5.01       FORM OF COMPLIANCE CERTIFICATE
Schedule 2.01      Members
Schedule 6.10      Initial Officers
Schedule 9.01(c)   Principal
Schedule 9.03      Buyout Consideration

                                 AMENDED AND RESTATED

                         LIMITED LIABILITY COMPANY AGREEMENT

         AGREEMENT dated as of February 29, 1996 among Alliance Capital Management L.P., a Delaware limited partnership ("ALLIANCE"), Alliance Capital Management Corporation of Delaware, a Delaware corporation ("ALLIANCE DELAWARE" and, collectively, with Alliance, the "ALLIANCE MEMBERS") and Cursitor Holdings, L.P., a Delaware limited partnership ("HOLDINGS L.P."), each in its respective capacities as a Member (as hereinafter defined).


                                     WITNESSETH:


         WHEREAS, the Alliance Members have formed a Delaware limited liability company (together with any successor entity, the "COMPANY") and have entered into the Limited Liability Company Agreement (the "EXISTING AGREEMENT"), dated as of October 27, 1995;

         WHEREAS, pursuant to the terms and conditions of the Transaction Agreement, the Members plan to contribute or sell to the Company, various interests in stock and assets with the result that the Existing Agreement will be replaced by this Agreement and Holdings L.P. will be admitted as a Member of the Company;

         NOW, THEREFORE, the parties hereto agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

         1.01. DEFINITIONS. (a) Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Transaction Agreement.

         (b) As used herein, the following terms have the following meanings:

         "AMORTIZATION DEDUCTIONS" means the items of deduction allowed for United States federal income tax purposes under Section 197 of the Code in respect of the assets acquired by the Company in the transactions contemplated by the Transaction Agreement.

         "BOOK VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except that (i) the initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, (ii) the Book Value of Company assets shall be adjusted, in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv), on the occurrence of the events listed in Regulations Section 1.704-1(b)(2)(iv)(F) and to reflect adjustments to the adjusted tax basis of Company assets under Section 732, 734 or 743 of the Code. If the Book Value of an asset has been determined or adjusted pursuant to clause (i) or (ii) hereof, such Book Value shall thereafter be adjusted by the depreciation, amortization or other cost recovery deduction taken into account with respect to such asset for purposes of making allocations pursuant to Section 4.01(c).

         "CAPITAL CONTRIBUTION" means, with respect to any Member, the fair market value of property contributed by such Member to the Company pursuant to
Article III of this Agreement (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to Section 752 of the Code) and any amount of money contributed by such Member to the Company.

         "CAPITAL EXPENDITURE" means a payment for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment that in accordance with GAAP would be added to the fixed asset account of the Company or any of its Subsidiaries.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time. References to specific provisions of the Code include references to corresponding provisions of successor law.

         "COVERED PERSON" means a Member, any Affiliate of any Member, any officer, employee or director of any Member or any such Affiliate or any Officer of the Company.

         "DISTRIBUTABLE CASH" means, for each Fiscal Year, (i) all cash revenues of the Company (not including Capital Contributions, funds received by the Company in respect of indebtedness incurred by the Company or any payments received by the Company pursuant to any insurance policies), less all amounts expended by the Company (including, without limitation, for taxes and debt service), proceeds from the sale by the Company of any capital assets to the extent that such proceeds exceed gain recognized for United States federal income tax purposes on such sale and such working capital or reserves or other amounts as the Members agree by Unanimous Vote to be necessary or appropriate for the proper operation of the Company's business or its winding up and liquidation, provided that the Company shall have sufficient cash amounts to fund operating expenses for three months from the date of distribution and reserve amounts representing a reasonable estimate of future contingencies, and
(ii) with respect to each Subsidiary, the lesser of (x) all cash revenues of the

Subsidiary (not including capital contributions to such Subsidiary, funds received by the Subsidiary in respect of indebtedness incurred by the Subsidiary or any payments received by the Subsidiary pursuant to any insurance policies), less all amounts expended by the Subsidiary (including, without limitation, for taxes and debt service), proceeds from the sale by the Subsidiary of any capital assets to the extent that such proceeds exceed gain recognized for such sale, such amounts as must be retained by the Subsidiary pursuant to applicable regulatory requirements (including net capital requirements), and such working capital or reserves or other amounts as the Members agree by Unanimous Vote to be necessary or appropriate for the proper operation of the Subsidiary's business or its winding up and liquidation and (y) all cash revenues of the Subsidiary that are available for distribution pursuant to applicable law.

         "FISCAL YEAR" means (i) the period commencing on the effective date of this Agreement and ending on December 31, 1996, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate income, gain, loss or deduction pursuant to Article IV hereof.

         "GUARANTEED AMORTIZATION AMOUNT" means (i) with respect to each Fiscal Year ending on or before the fifth anniversary of the Closing Date, the amount obtained by (A) dividing $227,000 by the number of days in the calendar year with or within which such Fiscal Year ends and (B) multiplying the quotient by the number of days in such Fiscal Year; (ii) with respect to the Fiscal Year, if any, that includes, but does not end on, the fifth anniversary of the Closing Date, the amount obtained by (A) dividing $227,000 by the number of days in the calendar year with or within which such Fiscal Year ends and (B) multiplying the quotient by the number of days from and including the first day of such Fiscal Year to and including the day which is the fifth anniversary of the Closing Date; and (iii) with respect to each subsequent Fiscal Year, zero.

         "HOLDINGS L.P. INTEREST" means a limited partner interest or general partner interest in Holdings L.P.

         "INDEMNIFIED LOSSES" means any and all Losses incurred or suffered by any Covered Person as a result of or arising from any suit, proceeding, action, arbitration, investigation, or claim by, in or before any court, arbitrator, administrative tribunal, governmental body or agency or other forum conducted, brought or threatened by a Person other than the Company or any Covered Person; PROVIDED that Indemnified Losses shall not include (i) any Specified Losses,
(ii) any item of loss, expense or deduction allocated to any Member's Capital Account pursuant to the terms of this Agreement, or
(iii) any loss of profit or return on any Covered Person's direct or indirect investment in the Company (including any diminution in the value thereof).

         "INTEREST" means, with respect to any Member, such Member's ownership interest in the Company as provided in this Agreement and the Delaware Act.

         "LIABILITY" means any liability, direct or indirect, actual or contingent, with respect to any indebtedness for borrowed money, or any mortgage, deed of trust or pledge or other security device securing any such liability or the refunding, refinancing, increasing, modification of the principal amount, maturity or interest rate of any of the foregoing.

         "LOSSES" means any and all losses, claims, expenses, damages, costs or liabilities (including attorneys' fees) arising from or in connection with or related to any Transaction Documents or the Company's business or affairs.

         "MATERIAL SUBSIDIARY" means any Subsidiary the assets of which, as of such date, exceed 20% of the consolidated assets of the Company, as reflected on the most recent audited consolidated financial statements of the Company.

         "MEMBER" means the Alliance Members and Holdings L.P. or any other Person who, at such time, is admitted to the Company as a Member in accordance with the terms of this Agreement.

         "NET INCOME" and "NET LOSS" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss, and adjusted in accordance with the principles of Regulations Section 1.704-1(b)(2)(iv), PROVIDED, HOWEVER, that any items that are specially allocated pursuant to
Section 4.05 shall not be taken into account in computing Net Profit or Net Loss. If the Book Value of a Company asset differs from its adjusted tax basis, the "book" value of the asset shall be substituted for its adjusted tax basis, in accordance with the principles of Regulations Section 1.704-1(b)(2)(iv), for purpose of computing Net Income and Net Loss. The amounts of the items of the Company income, gain, loss or deduction available to be specially allocated pursuant to Section 4.05 shall also be determined in accordance with the principles of Regulations Section 1.704-1(b)(2)(iv).

         "OPERATING EXPENSES" means, for any period, the consolidated operating expenses of the Company and its consolidated Subsidiaries, determined on an accrual basis in accordance with GAAP consistently applied; provided, however, Operating Expenses shall not include (i) interest expense on borrowings made by the Company in connection with the transactions contemplated by the Transaction Agreement, (ii) overhead allocation expense, (iii) amortization expense (amortization of intangible assets only) and (iv) taxes owed or paid by the Company or its Subsidiaries.

         "PERCENTAGE INTEREST" means the percentage of ownership in the Company represented by each Member's respective Interest as set forth on Schedule 2.01 as adjusted from time to time, including to reflect (i) Capital Contributions other than those made pursuant to Section 3.01 or (ii) a purchase by Alliance of a portion, but less than all, of Holdings L.P.'s Interest pursuant to Section 9.01(c).

         "PRE-TAX OPERATING EARNINGS" means, for any period, the consolidated Revenues from Operations of the Company and its Subsidiaries, less (i) Operating Expenses and (ii) incentive compensation expenses calculated in accordance with Alliance's incentive compensation plan administered by the Management Compensation Committee or any similar successor plan as in existence from time to time, determined on an accrual basis in accordance with GAAP consistently applied.

         "PRIORITY AMOUNT" means, (i) with respect to each Fiscal Year ending on or before the fifth anniversary of the Closing Date, the amount obtained by
(A) dividing $1.9 million by the number of days in the calendar year with or within which such Fiscal Year ends and (B) multiplying the quotient by the number of days in such Fiscal Year; (ii) with respect to the Fiscal Year, if any, that includes, but does not end on, the fifth anniversary of the Closing Date, the amount obtained by (A) dividing $1.9 million by the number of days in the calendar year with or within which such Fiscal year ends and (B) multiplying the quotient by the number of days from and including the first day of such Fiscal Year to and including the day which is the fifth anniversary of the Closing Date; and (iii), with respect to each subsequent Fiscal Year, zero.

         "REGULATIONS" means the Treasury Regulations, including temporary Regulations, promulgated under the Code, as such regulations are in effect from time to time. Refer ences to specific provisions of the Regulations include refer ences to corresponding provisions of successor regulations.

         "REVENUES FROM OPERATIONS" means, for any period, the consolidated gross revenues of the Company and its Subsidiaries determined on an accrual basis in accordance with

GAAP consistently applied; PROVIDED, HOWEVER, the Revenues From Operations shall not include (a) revenues from the sale, exchange or other disposition of all, or a substantial portion of, the assets of the Company and its Subsidiaries (other than inventory), (b) revenues of the Company and its Subsidiaries from Capital Contributions, or the issuance of securities, (c) any payments received pursuant to any insurance policies (other than business interruption payments or reimbursements of amounts previously charged against revenues), (d) any payments received by the Company pursuant to indebtedness incurred by the Company or (e) revenues that ultimately inure to the benefit of a third party.

         "SPECIAL AMORTIZATION PAYMENT" means an amount equal to 66.7% of the amount, if any, by which the Guaranteed Amortization Amount for any Fiscal Year exceeds the amount of Amortization Deductions allocated to Holdings L.P. pursuant to Article IV for any Fiscal Year.

         "SPECIAL CAPITAL AMOUNT" means, with respect to each Member, the Capital Account balance of such Member, except that, for purposes of determining the Special Capital Amount, Alliance will be treated as having made all Capital Contributions pursuant to Section 3.01(b) on the Closing Date.

         "SPECIFIED LOSSES" means, with respect to any Losses incurred by a Covered Person, all such Losses arising from, in respect of or in connection with any criminal conduct, intentional tortious conduct, willful misconduct, fraud, violation of public policy, violation or contravention of United States federal or state or foreign antitrust or competition laws or any material breach of any of the terms of this Agreement (a "Specified Act"), in each case on the part of such Covered Person or any of their respective employees, officers, directors, employers, agents or authorized representatives; provided, however, that in the event that such Losses arise from, in respect of or in connection with any Specified Act by one or more of the partners of Holdings L.P. (directly or indirectly through one or more trusts or other entities), the percentage of such Losses that shall constitute "Specified Losses" shall be equal to the aggregate of the Reference Percentage(s) with respect to such partner(s) committing the Specified Act(s).

         "TRADING DAY" means a day on which the New York Stock Exchange is open for the transaction of business.

         "TRANSACTION AGREEMENT" means the agreement dated as of December __, 1995 among Alliance, the Shareholders of record of Cursitor Holdings Limited, Holdings L.P. and the Additional Parties listed on Schedule 1.2 thereto.

         "TRANSFER" means any direct or indirect sale, assignment, disposition, exchange, mortgage, pledge or grant of a security interest in, foreclosure or any other transfer of any portion of an Interest.

         "UNANIMOUS VOTE" shall mean the affirmative approval by vote or consent of all of the Members.


         (c) Each of the following terms is defined in the Section set forth opposite such term:


          TERM                                    SECTION
          ----                                    -------

        Alliance                                  Preamble
        Alliance Delaware                         Preamble
        Alliance Members                          Preamble
        Annual Operating Plan                     7.01
        Buyout Date                               9.02
        Buyout Price                              9.03(c)
        Calls                                     9.01(d)
        Capital Account                           4.01
        Company                                   Preamble

        Cursitor Alliance LLC                     2.02
        Delaware Act                              2.01
        Exercise Period                           9.01(b)
        Existing Agreement                        Preamble
        First Offer Business                      6.13
        Holdings L.P.                             Preamble
        Information                               11.01
        KPMG                                      7.02
        Liquidating Event                         12.02
        Liquidating Trust                         12.04(b)
        Liquidating Trustee                       12.03
        Officers                                  6.10
        Proxy                                     6.05(b)
        Puts                                      9.01(c)
        Reference Percentage                      9.01(c)
        Rule 144(K)                               13.03
        Section 704(c) Property                   4.08(b)
        Section 9.01(b) Buyout Price              9.03(a)
        Section 9.01(b) Call                      9.01(b)
        Section 9.01(b) Put                       9.01(b)
        Section 9.01(c)(i) Buyout Price           9.03(b)
        Section 9.01(c)(i) Put                    9.01(c)
        Section 9.01(c)(ii) Buyout Price          9.03(b)
        Section 9.01(c)(ii) Put                   9.01(c)
        Section 9.01(d) Buyout Price              9.03(c)
        Section 9.01(d) Call                      9.01(d)
        Tax Matters Member                        7.06
        Tax Return                                7.06

    (d) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

                                      ARTICLE II

                        FORMATION AND PURPOSES OF THE COMPANY

         2.01. FORMATION OF THE COMPANY. (a) Alliance and Alliance Delaware have previously formed and established the Company under the Existing Agreement and the provisions of the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101 et. seq. (as amended, and any successor to such statute, the "DELAWARE ACT"). Effective as of the Closing, (a) Holdings L.P. shall be admitted as a Member of the Company and (b) the Existing Agreement shall be amended and restated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Alliance Members and Holdings L.P. are hereby authorized to, and shall continue, the business of the Company without dissolution. Effective as of the Closing, the rights and liabilities of the Members shall be as provided in this Agreement and, except as herein otherwise expressly provided, in the Delaware Act.

         (b) The name and mailing address of, and Percentage Interest held by, each Member shall be listed on Schedule 2.01 attached hereto. The Members shall update Schedule 2.01 from time to time as necessary to accurately reflect the informa tion required hereby. Any amendment or revision to Schedule 2.01 made in accordance with this Agreement shall not be deemed an amendment to this Agreement unless such amendment or revision is made in respect of the Members' Percentage Interest in which case such amendment shall be made in accordance with the provisions of Section 14.02. Any reference in this Agreement to
Schedule 2.01 shall be deemed to be a reference to Schedule 2.01 as amended and in effect from time to time.

         2.02. NAME OF THE COMPANY. The name of the Company shall be "CURSITOR ALLIANCE LLC".

         2.03. PURPOSE OF THE COMPANY. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and in any and all activities necessary or incidental to the foregoing. In furtherance of its purpose, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Delaware Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Members.

         2.04. PLACE OF BUSINESS OF THE COMPANY. The principal place of business of the Company shall be located in the United States at 38 Newbury Street, Boston, Massachusetts 02116-3210. At any time, another place of business may be designated as the principal place of business by the Members provided such place of business is located in the United States.

         2.05. REGISTERED OFFICE AND REGISTERED AGENT. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         2.06. DURATION OF THE COMPANY. The term of the Company shall be perpetual, except as provided in Section 12.02 of this Agreement.

         2.07. TITLE TO COMPANY PROPERTY. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

         2.08. FILING OF CERTIFICATES. Alliance is hereby designated as an Authorized Person, within the meaning of the Delaware Act, to file and publish all such certificates, notices, statements or other instruments required by law for the formation and operation of a limited liability company in all jurisdictions where the Company may elect to do business.

         2.09. LIMITATION ON LIABILITY. Except as required by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

         2.10. QUALIFICATION IN OTHER JURISDICTION. The Members may cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Members deem it necessary or desirable.

                                     ARTICLE III

                                CAPITAL CONTRIBUTIONS


         3.01. CAPITAL CONTRIBUTIONS. (a) Pursuant to the terms of the Transaction Agreement, effective as of the Closing Date each of Alliance, Alliance Delaware and Holdings L.P. shall contribute certain assets to the Company as required by such Transaction Agreement.

         (b) Subject to Sections 2.9 and 2.10 and Articles VIII, XI and XIII of the Transaction Agreement, on the anniversary of the Closing in each of the four years following the year in which the Closing occurs, Alliance shall contribute $5,375,000 less any amounts attributable to Alliance's right of set-off pursuant to Section 2.9, 2.10, 8.8 or 11.2 of the Transaction Agreement, to the Company in respect of the principal payments on the Note.

         3.02. CAPITAL CONTRIBUTIONS IN GENERAL. (a) Upon making the Capital Contributions as provided in Section 3.01, no further Capital Contributions will be required. Unless otherwise provided in this Agreement, the Members may, but are not obligated to, make such additional Capital Contributions in such manner and at such times as the Members may (each in its sole discretion) determine by Unanimous Vote.

         (b)  Except as otherwise expressly provided in this Agreement:
              (i) No Member shall be entitled to interest, salary or drawing with respect to its Capital Contributions to the Company or its Capital Account (as defined herein) or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise contemplated by any of the Transaction Documents;

             (ii) No Member shall have the right to demand or receive property other than cash in return for its Capital Contributions;

            (iii) No Member shall have any liability for the repayment of the Capital Contributions of any other Member and shall look only to the assets of the Company for return of its Capital Contributions; and

             (iv) No Member shall demand or receive a return of its Capital Contributions or resign from the Company without determination by Unanimous Vote.

         (c) If any Member shall advance any funds to the Company in excess of the Capital Contribution amount (A) then required to be contributed by such Member pursuant to

Section 3.01 or (B) contributed by such Member pursuant to Section 3.02(a), the amount of such advance will not increase the Capital Account of such Member, affect the relative Percentage Interest of the Members or entitle such Member to any increase in its share of Distributable Cash.


                                      ARTICLE IV

                                 CAPITAL ACCOUNTS AND
                           ALLOCATION OF PROFITS AND LOSSES

         4.01. CAPITAL ACCOUNTS. (a) A capital account (each a "CAPITAL ACCOUNT") shall be established and maintained for each Member in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv).

         (b) The names and subject to any changes in the value of the Units at the time of Closing and to any adjustment pursuant to Section 2.9, 2.10 or 8.10 of the Transaction Agreement, initial Capital Accounts of the Members shall be as follows:


                                                 Capital
   Name                                          Accounts
   ----                                          --------
Alliance                                         $159,200,000

Alliance Delaware                                $1,000,000

Holdings L.P.                                    $13,676,000


         (c) If the Book Value of a Company asset differs from the adjusted basis of such asset for United States federal income tax purposes, the Book Value of the asset shall be substituted for its adjusted tax basis, in accordance with the principles of Regulations Section 1.704-1(b)(2)(iv), for purposes of computing the items of depreciation, depletion, amortization and gain or loss with respect to such asset that are allocable pursuant to Section
4.02 and 4.03.

         (d) It is intended that the Capital Accounts will be maintained at all times in accordance with Section 704 of the Code and applicable Treasury regulations thereunder and that the provisions of this Agreement relating to the Capital Accounts be interpreted in a manner consistent therewith. The Tax Matters Member shall be authorized to make appropriate amendments to the allocations of items pursuant to Section 4.02 and Section 4.03 if necessary to comply with Section 704 of the Code or applicable Regulations thereunder.

         (e) Notwithstanding any other provision of this Agreement, any adjustments to Capital Accounts pursuant to Sections 2.9, 2.10, 8.8 or 11.2 of the Transaction Agreement shall not result in any change to the Members' respective Percentage Interests.

         4.02. ALLOCATION OF NET INCOME. Net Income for any Fiscal Year or portion thereof shall be allocated among the Members in the following order and priority:

         (a) First, to the Members, PRO RATA, in proportion to their Percentage Interests, in an amount equal to the excess, if any, of (i) the aggregate amount of Net Losses allocated to the Members under Section 4.03(d) for all Fiscal Years over (ii) the aggregate amount of Net Income allocated under this Section 4.02(a) and under Section 4.02(d) for all Fiscal Years;

         (b) Second, 100% to Holdings L.P. in an amount equal to the excess, if any, of (i) the sum of (A) the aggregate amount of the distributions to Holdings L.P. pursuant to Sections 5.01(a)(i) through (iv) for all Fiscal Years plus (B) the aggregate amount of Net Losses allocated to Holdings L.P. under Section 4.03(c) for all prior Fiscal Years over (ii) the aggregate amount of Net Income allocated under this Section 4.02(b) for all prior Fiscal Years;

         (c) Third, 100% to the Alliance Members, PRO RATA, in proportion to their Percentage Interests, in an amount equal to the excess, if any, of
    (i) the sum of (A) the aggregate amount of distributions to the Alliance Members under Section 5.01(a)(v) for all Fiscal Years plus (B) the aggregate amount of Net Losses allocated to the Alliance Members under
    Section 4.03(b) for all prior Fiscal Years over (ii) the aggregate amount of Net Income allocated under this Section 4.02(c) for all prior Fiscal Years; and

         (d) Fourth, to the Members, PRO RATA, in proportion to their Percentage Interests.

         4.03. ALLOCATION OF NET LOSS. Net Loss for any Fiscal Year or portion thereof shall be allocated among the Members in the following order and priority:

         (a) First, to the Members, PRO RATA, in proportion to their Percentage Interests, in an amount equal to the excess, if any, of (i) the aggregate amount of Net Income allocated under Section 4.02(d) for all prior Fiscal Years over (ii) the aggregate amount of Net Losses allocated under this Section 4.03(a) for all prior Fiscal Years;

         (b) Second, 100% to the Alliance Members, PRO RATA, in proportion to their Percentage Interests, in an amount equal to the excess, if any, of
    (i) the aggregate amount of Net Income allocated to the Alliance Members under Section 4.02(c) over (ii) the aggregate amount of Net Losses allocated to the Alliance Members, under this Section 4.03(b) for all prior Fiscal Years;

         (c) Third, 100% to Holdings L.P. in an amount equal to the excess, if any, of the aggregate amount of Net Income allocated to Holdings L.P. under
    Section 4.02(b) over (ii) the aggregate amount of Net Losses allocated to Holdings L.P. under this Section 4.03(c) for all prior Fiscal Years; and

         (d) Fourth, to the Members, PRO RATA, in proportion to their Percentage Interests

         4.04. CHARACTER OF ALLOCATIONS. Allocations of net income or Net Loss pursuant to Section 4.02 or 4.03 shall be deemed to consist of a pro-rata portion (based upon the ratio of each Member's net income or loss to the Company's aggregate net income or loss) of each item of income, gain, deduction, expense or loss included in the determination of such Net Income or Net Loss.

         4.05. QUALIFIED INCOME OFFSET. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations
Section 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-
1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible, to the extent required by the Regulations, any deficit Capital Account balance created for purposes of Regulations Section 1.704- 1(b)(2)(ii)(d) by such adjustments, allocations or distributions, provided that an allocation pursuant to this Section 4.05(a) shall be made only if and to the extent that such Member would have a deficit Capital Account balance after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.05 were not in the Agreement.

         4.06. TIMING OF ALLOCATIONS. In the case of each Fiscal Year, the net profits and losses of the Company shall be determined and allocated for tax purposes as of the last day of such Fiscal Year.

         4.07. MEMBERSHIP INTEREST TRANSFER AND ADJUSTMENT. In the event of a change in any Member's Interest at any time other than at the end of a Fiscal Year (whether by reason of a Transfer of all or any portion of an interest in the Company, the admission of a new Member or otherwise), the profits, gains, losses, deductions and credits of the Company for such Fiscal Year shall be allocated between or among each person whose interest in the Company during such taxable year is affected by such change in such manner as the Tax Matters Member may determine to be consistent with the provisions of Section 706(d) of the Code. Upon any Transfer of an Interest, the transferee shall be credited on the Company's books with the portion of the balance in the transferor Member's Capital Account which corresponds to the transferred interest.

         4.08. TAX ALLOCATIONS. (a) Except as otherwise provided in this
Section 4.08, for United States federal, state and local income tax purposes, each item of income, gain, loss, deduction and credit of the Company shall be allocated among the Members as nearly as possible in the same manner as the corresponding item of income, gain, loss or expense is allocated pursuant to
Section 4.02, 4.03 and 4.04.

         (b) All items of income, gain, loss and deduction with respect to any Company asset having a Book Value that differs from the adjusted basis of such asset for federal income tax purposes shall be allocated so as to take into account the variation between the Book Value and the adjusted tax basis of such asset in accordance with the principles of Code Section 704(c) and the Regulations thereunder. For purposes of allocating items of income, gain, loss and deduction with respect to Section 704(c) property, as defined in Regulations
Section 1.704-3(a)(3)("Section 704(c) Property"), the Company shall elect the "traditional method" of making such allocations as described in Regulations
Section 1.704-3(b) unless otherwise determined in respect of any item of Section 704(c) Property by the Members (each in its sole discretion) by Unanimous Vote.

                                      ARTICLE V

                                    DISTRIBUTIONS

         5.01. DISTRIBUTIONS. (a) Subject to the terms of any restricted payment covenants of any debt financing of the Company and any minimum capital requirements under any state, federal or foreign law or regulation, and unless the Members shall agree otherwise, the Company shall within 90 days after the close of each Fiscal Year, make distributions to the Members of Distributable Cash for such Fiscal Year in the following manner:

         (i) First, 100% to Holdings L.P. until the amount distributed to Holdings L.P. pursuant to this Section 5.01(a)(i) in respect of such Fiscal Year equals the amount by which the sum of the Special Amortization Payments for prior Fiscal Years exceeds the cumulative distributions made pursuant to Section 5.01(a)(ii) in respect of such prior Fiscal Years;

         (ii) Second, 100% to Holdings L.P. until the amount distributed to Holdings L.P. pursuant to this Section 5.01(a)(ii) in respect of such Fiscal Year equals the Special Amortization Payment for such Fiscal Year;

         (iii) Third, 100% to Holdings L.P. until the amount distributed to Holdings L.P. pursuant to this Section 5.01(a)(iii) in respect of such Fiscal Year equals the amount, if any, by which the sum of the Priority Amounts for prior Fiscal Years exceeds the cumulative distributions made pursuant to Section 5.01(a)(iv) in respect of such prior Fiscal Years;

         (iv) Fourth, 100% to Holdings L.P. until the amount distributed to Holdings L.P. pursuant to this Section 5.01(a)(iv) in respect of such Fiscal Year equals the Priority Amount for such Fiscal Year;

         (v) Fifth, 100% to the Alliance Members in proportion to their respective Percentage Interests until the amount distributed to the Alliance Members pursuant to this Section 5.01(a)(v) in respect of such Fiscal Year equals 93% of the aggregate amount distributed to all Members in respect of such Fiscal Year pursuant to Section 5.01(a)(iii), Section 5.01(a)(iv) and this Section 5.01(a)(v); and

         (vi) Thereafter, to the Members in proportion to their respective Percentage Interests; provided that, in the cases of (i) through (v) above, such distributions to Holding L.P. shall be subject to receipt by Alliance of a certificate substantially in the form set forth in Exhibit 5.01.

         (b) Promptly upon learning of any requirement under any provision of the Code or any other applicable federal, state or local law requiring the Company to withhold any sum from a distribution, or with respect to any allocation, to a Member or to make any payment to any federal, state or local taxing authority in respect of such Member, the Tax Matters Member shall give written notice to such Member of such requirement and shall cooperate with such Member in all lawful respects, if practicable, to minimize or to eliminate any such withholding or payment. The Tax Matters Member is authorized to withhold from distributions, or with respect to alloca tions, to the Members and to pay over to any federal, state, local or foreign governmental authority any amounts which it reasonably determines may be required to be withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law. All amounts withheld pursuant to the

Code or any provision of any state, local or foreign tax law with respect to any allocation or distribution to any Member shall be treated as amounts distributed to such Member pursuant to this Article for all purposes under this Agreement; provided that if this sentence would otherwise cause a distribution that is not as required by Section 5.01, then at the election of the Member receiving a distribution larger than that required by Section 5.01 either (i) such Member shall make a Capital Contribution in cash equal to the excess of the distribution made to such Member over the amount that would have been distributed to such Member if the distribution had been as required by Section
5.01 or (ii) a distribution shall be made to the other Members in cash equal to the amount necessary to make the distribution in accordance with the requirements of Section 5.01.

         5.02. DISSOLUTION. Upon dissolution and winding up of the Company, the Company shall make distributions in accordance with Section 12.05.

         5.03. RESTRICTED DISTRIBUTIONS. Notwithstanding any provision in this Agreement to the contrary, the Company shall not make a distribution to any Member if such distribution would violate applicable law, including, without limitation, Section 18-607 of the Delaware Act.


                                      ARTICLE VI

                                      MANAGEMENT

         6.01. MANAGEMENT BY THE MEMBERS. The business and affairs of the Company shall be managed by or under the direction of the Members in accordance with the provisions set forth below.

         6.02. VOTING POWER OF MEMBERS. (a) Each Member shall be entitled to vote on or approve or consent as to any action permitted or required to be taken or any determination required to be made by the Company or the Members under this Agreement or the Delaware Act. With respect to any action to be taken by the Members or any matter submitted to the Members at any time, each Member shall be entitled to the number of votes equal to such Member's Percentage Interest at such time multiplied by 100.

         (b) Any vote or consent of the Members under this Agreement shall be taken in conjunction with meetings of the Members held pursuant to Section 6.05 or by written consent pursuant to Section 6.06. All management and voting power hereunder shall be vested in and reserved to the Members as provided herein.

         6.03. QUORUM; MANNER OF ACTING. Except as otherwise provided in
Section 6.04, (a) the presence, in person or by proxy, of one or more Members with a majority of the total number of votes of the Members shall constitute a quorum for the transaction of business and (b) the affirmative vote of one or more Members with a majority of the total number of votes held by the Members present in person or by proxy at a meeting at which a quorum exists, shall control the actions of the Members. No Member can bind the Company unless authorized by the Members pursuant to this Agreement.

         6.04. UNANIMOUS VOTE. The Company and its Subsidiaries shall not take any of the following actions except pursuant to authorization by Unanimous Vote:

         (a) except for the Note and as provided under Section 3.02(c), incurrence by the Company or any of its Subsidiaries of any Liability, which Liability, if combined with existing Liabilities, would result in total Liabilities in excess of $15,000,000; PROVIDED, that the foregoing shall not apply to (i) Liabilities of the Company to any of its Subsidiaries; (ii) Liabilities of any Subsidiary of the Company to any other Subsidiary of the Company; or (iii) Liabilities of any of the Company's Subsidiaries to the Company.

         (b) except pursuant to any agreement, the execution and delivery of which is directly or indirectly a condition to Closing, any transaction by the Company or any of its Subsidiaries with any Member or any Affiliate of a Member that is not on an arm's length basis; PROVIDED that subject to Section 6.04(a), if financing on commercially reasonable terms under the circumstances then prevailing is not available on a timely basis from a third party, the Company or any of its Subsidiaries may borrow funds from any Member or its Affiliates, without a Unanimous Vote so long as such borrowing is on terms that are no less favorable to the Company or such Subsidiary than the terms of any loan or advance that any other Member or its Affiliate would then be willing to make to the Company or such Subsidiary;

         (c) making of any Capital Expenditure which would cause the aggregate Capital Expenditures for any calendar year to exceed $3,000,000;

         (d) any sale of any material portion of the assets of the Company or any of its Subsidiaries or liquidation or dissolution of the Company or any of its Subsidiaries;

         (e) the filing of any petition by or on behalf of the Company seeking relief under the federal bankruptcy act or similar relief under any bankruptcy, insolvency or other similar law;

         (f) the sale or repurchase of equity in the Company or any Material Subsidiary;

         (g) entering into any new line of business (A) that does not constitute Investment Management Services or (B) that would constitute a "substantial new line of business" for purposes of Section 10211(c)(2)(B) of the Revenue Act of 1987;

         (h) the purchase by the Company or any of its Subsidiaries of, or merger or consolidation of the Company with, any business that is not expected to have an accretive effect on the Pre-Tax Operating Earnings of the Company, after taking into account reasonable expectations regarding the operating earnings of such business adjusted to give effect on a pro forma basis to such purchase, merger or consolidation (including any costs related thereto) for the four fiscal quarters immediately preceding such purchase, merger or consolidation (other than mergers or consolidations with or between wholly owned Subsidiaries of the Company);

         (i) entering into any employment arrangement which by its terms (other than if such terms are "at will") extends beyond the fifth anniversary of the Closing.

         (j) entering into any consulting arrangement which by its terms (other than if such terms are "at will") extends beyond the fifth anniversary of the Closing.

         (k) approval of the Company's operating and capital expenditure budgets;

         (l) any change in the name of the Company;

         (m) entering into any lease for real property which provides for annual rental payments in excess of $500,000 or for a committed term beyond the fifth anniversary of the Closing or modifying or extending any lease for real property such that the aggregate remaining term of such lease would extend beyond the fifth anniversary of the Closing or the annual rental payment in respect thereof would be in excess of $500,000;

         (n) any decision not to terminate the marketing provisions of the TCW Agreement; and

         (o) any amendment of the First Services Agreement or the Second Services Agreement.

         6.05. FORUM FOR MEETINGS; COMPOSITION OF THE MEMBERS; PROXIES; HOLDING OF MEETINGS. (a) Each Member shall be represented at Members meetings by its Proxy, appointed in accordance with Section 6.05(b).

         (b) Each Member shall appoint and authorize a proxy which shall be an officer, director or employee of such Member (a "PROXY"), or successive alternates in the event such Proxy is not in attendance at a meeting of the Members, to act for such Member by proxy, as directed by such Member, for purposes of casting such Member's votes, acting by consent, taking any other actions pursuant to this Article VI and making any election or decision to be made by such Member pursuant to this Agreement. The appointment and authorization of a Proxy by a Member hereunder shall be revocable by such Member at any time in its discretion; PROVIDED that any appointment or revocation of a Proxy hereunder shall be effective upon written notice of such appointment or revocation given to the Company and the other Members. To the fullest extent permitted by law, a Proxy shall be deemed the agent of the Member that so appointed such Person as Proxy, and such Proxy shall not be deemed an agent or sub-agent of the Company or the other Members and shall have no duty (fiduciary or otherwise) to the Company or the other Members. Each Member, by execution of this Agreement, agrees and consents to the actions and decisions of such Proxies within the scope of such Proxies' authority as provided herein as if such actions or decisions had been taken or made by the Member appointing such Proxies.

         (c) In addition to the Proxy of each Member, officers, directors, employees or other representatives (including the accountants, attorneys and/or financial advisers) of a Member and its Affiliates will be permitted to attend meetings of the Members as observers.

         (d) The Members shall meet at such place within the United States and time as shall be determined by the Members by majority vote. Special meetings of the Members, to be held at the offices of the Company as above provided (or such other place as shall be agreed by the Members by majority vote), shall be called at the direction of any Member, and for reasonable cause shown, upon not less than 20 calendar days' notice given by such Member.

         6.06. ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken by the Members, either at a meeting or otherwise, may be taken without a meeting if all Members are given prior notice and the writing or writings are signed by Members having at least such number of votes as would be required to approve such action at a meeting and filed with the minutes of proceedings of Members.

         6.07. TELEPHONIC MEETINGS. Members may participate in a meeting of Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting provided that a quorum of such Members is physically present in the United States.

         6.08. NATURE OF OBLIGATIONS AMONG MEMBERS. Except as otherwise provided in this Agreement or by written agreement among the Members, no Member shall have any auth ority to act for, bind or assume any obligation or responsi bility on behalf of any other Member or the Company.

         6.09. COMPANY MINUTES. The decisions and resolutions of the Members will be reported in minutes, which will state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the Members present at a meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes will be entered in a minute book kept at the principal office of the Company and a copy of the minutes will be provided to each Member.

         6.10. OFFICERS. (a) The officers of the Company (the "OFFICERS") shall be selected by the Members and shall consist of a Chairman and President/Chief Executive Officer and such other officers, if any, as are contemplated herein or as the Members may determine are necessary or appropriate. Subject to Sections
6.01 and 6.04, the day-to-day conduct and operations of the Company's business shall generally be managed by the Officers, and the Chairman and Chief Executive Officer shall have such powers as are usually exercised by comparably designated officers of a Delaware corporation, including power and authority with respect to such matters as the development, maintenance and change of investment management policies and fee structures, the hiring, promotion, firing and compensation of staff, management and executive personnel, new product development, sales and marketing policies and implementation and decisions to accept, reject, amend, maintain or terminate client relationships.

         The Officers may be appointed and removed by a majority vote of the Members with or without cause and the duties and responsibilities of the Officers as set forth in this Section may be changed from time to time by the Members.

         (b) Any Officer may resign as an Officer at any time by delivery of his or her written resignation to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

         (c) The initial Officers of the Company shall be those persons whose names are initially set forth on Schedule 6.10 attached hereto.

         6.11. CONTRACTS WITH THE COMPANY. Subject to Section 6.04(b), any Member or any Affiliate of a Member may, directly or indirectly, through one or more corporations, partnerships or other entities in which such party has an interest, contract with the Company for any purpose in furtherance of the business of the Company.

         6.12. COMPENSATION OF THE MEMBERS. The Members shall not receive any compensation from the Company for services provided to the Company in their capacity as Members.

         6.13. RIGHT OF FIRST OFFER. Alliance shall not acquire the business of or merge with any Person the business of which consists primarily of the investment management of international and global equity securities, the provision of research with respect to international equity securities or the provision of global asset allocation investment management services substantially of the same nature as those provided by Limited, Holdings L.P. and their Subsidiaries on the Closing Date (with respect to all or the part of such business which is described above, "First Offer Business") unless it shall first offer the First Offer Business to the Company on the same terms and conditions as available to Alliance for authorization pursuant to Section 6.04 of this Agreement and shall vote in favor of the acquisition by or merger with the Company pursuant to Section 6.04. If the acquisition or merger of the First Offer Business is not authorized by Unanimous Vote, Alliance and its Subsidiaries (other than the Company and its Subsidiaries) shall have the right to acquire the business of or merge with such Person (including the First Offer Business) without restriction or limitation.

                                     ARTICLE VII

                              ACCOUNTING AND TAX MATTERS

         7.01. PROGRAMS AND BUDGETS. (a) With respect to each Fiscal Year, the Company shall, not less than 90 days prior to the date of the last regularly scheduled meeting of the Members in such Fiscal Year, prepare and submit to each of the Members, with respect to the Company and each of its Subsidiaries (presented separately and on a consolidated basis), (i) an initial business operating budget and a capital expenditure budget for the then immediately succeeding Fiscal Year (the "ANNUAL OPERATING PLAN") and (ii) a business plan for the then next succeeding five-year period.

         (b) Not later than 30 calendar days after the close of each fiscal quarter, the Company shall submit to each Member a comparison, for such immediately preceding quarter and for the fiscal year-to-date, of the results of operations of the Company and its Subsidiaries with the applicable fiscal year Annual Operating Plan.

         7.02. BOOKS OF ACCOUNT. At all times during the continuance of the Company, the Company shall maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company in accordance with GAAP consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and of the certificate of formation of the Company, shall at all times be maintained at such place of business of the Company as shall have been notified to each of the Members. The books of account and the records of the Company shall be examined by and reported upon as of the end of each fiscal year by KPMG Peat Marwick ("KPMG") unless and until another firm of independent public accountants is selected by the Members by Unanimous Vote. Any Member shall have the right to have a private audit of the Company books and records conducted at reasonable times and after reasonable advance notice to the Company for any purpose reasonably related to such Member's Interest in the Company, but any such private audit shall be at the expense of the Member desiring it, and shall not be paid for out of Company funds.

         7.03. COMPANY DOCUMENTATION REQUIREMENTS. The Company shall maintain at such place as the Members shall determine, all books and records required to be maintained pursuant to the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the 1933 Act, the 1934 Act, and any other applicable foreign, federal or state laws, rules or regulations. All such records shall be available for review by each Member and each Officer upon reasonable advance notice.

         7.04. FINANCIAL STATEMENTS. (a) Within 60 days after the close of each Fiscal Year, there shall be prepared and submitted to each Member the following financial statements, accompanied by the report thereon of the independent accountants for the Company:

         (i) audited consolidated financial statements of the Company as at the end of such Fiscal Year; and

         (ii) a statement of the Members' respective Capital Accounts and changes therein for such Fiscal Year.

         (b) Within 5 Business Days after the close of each fiscal month, excluding the last month of each fiscal quarter, the Company will cause to be prepared and furnished to each Member (i) unaudited monthly financial statements and (ii) a report setting forth with respect to each Client, (w) any fee adjustments implemented within the past month, (x) assets under management, (y) a description of changes in any fee arrangements and (z) Base Annual Billings.

         (c) Within 30 days after the close of each fiscal quarter, the Company will cause to be prepared and furnished to each Member (i) unaudited quarterly and year-to-date financial statements comparable to those referred to in Section 7.05(a)(i) and (ii) a report setting forth with respect to each Client (v) the name of each Client, (w) any fee adjustments implemented within the past month, or any fee adjustment or arrangements proposed or contemplated to be instituted,
(x) assets under management, (y) details of the calculations of any performance fee accruals and billings for such quarter and (z) Base Annual Billings.

         7.05. PARTNERSHIP FOR TAX PURPOSES. The Members hereby agree that the Company shall be treated as a partnership for tax purposes under United States federal, state and local income tax laws or other laws, and further agree not to take any position or to make any election, in a tax return or otherwise, inconsistent herewith. If a change in applicable law (including a revenue ruling, revenue procedure or other administrative pronouncement) would cause the Company not to be treated as a partnership for United States federal income tax purposes, the Members shall endeavor in good faith to reach an agreement on restructuring the Company so that it will be so treated (which may entail a merger of the Company into an entity treated as a partnership for federal income tax purposes).

         7.06. TAX MATTERS. (a) The tax matters partner for purposes of Section 6231 of the Code (the "TAX MATTERS MEMBER") shall be Alliance.

         (b) The Tax Matters Member shall deliver all necessary tax information to each Member after the end of each Fiscal Year.

         (c) Except as otherwise provided in Section 4.08(b), the Tax Matters Member shall, as and when and to the extent it deems necessary or appropriate, make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of Company income, gain, loss, deduction and credit and as to all other relevant matters.

         (d) The Tax Matters Member shall, at the expense of the Company, cause to be prepared and filed all tax returns (including amended returns) required to be filed by the Company. At least thirty days prior to filing any Company tax return (including any statement, report or form and including estimated and information returns, each a "Tax Return"), the Tax Matters Member shall provide a copy of such Tax Return in draft form to Holdings L.P. In the event that Holdings L.P. disagrees with any amount or position reflected on the Tax Return, the Members shall consult with respect to the issue and resolve it as the Members shall mutually agree, provided that if the Members cannot reach agreement with respect to any items within 28 days following Holdings L.P.'s receipt of such draft Tax Return, the Tax Matters Member shall resolve such items of disagreement. Any resolution of items of disagreement by the Tax Matters Member shall be conclusive and binding on all Members provided that any such resolution shall be made as a fiduciary for the interest of all Members notwithstanding Section 10.2.

         (e) The Tax Matters Member shall promptly furnish the Secretary of the Treasury, or his delegate, the name and address of each Member and any other required information in a manner that entitles such Member to notice with respect to administrative proceedings involving the Company under Section 6223(a) of the Code and shall provide similar information to any foreign or state tax authority if and to the extent required or permitted so as to provide similar benefits to the Members under any provision of foreign or state law or with respect to the administrative practice of any such tax authority.


         7.07. INSPECTION RIGHTS OF MEMBERS. Any Member, and any accountants, attorneys, financial advisers and other representatives of such Member, may, from time to time at such Member's sole expense, for any reasonable purpose visit and inspect the properties of the Company, examine (and make copies and extracts of) the Company's books, records and documents of every kind, and discuss the Company's affairs with its officers, employees and independent accountants, all at such reasonable times as such Member may request on reasonable notice.


                                     ARTICLE VIII

                 TRANSFERS AND RESTRICTIONS ON TRANSFER OF INTERESTS

         8.01. GENERAL. (a) Without the Unanimous Vote of the other Members (which may be granted or withheld in such other Member's absolute discretion), no Member may Transfer all or any part of its Interest (except that the Alliance Members may transfer all or any part of their Interest to any wholly owned Subsidiary of Alliance or any corporation or other entity that succeeds to the business of Alliance and its Subsidiaries) or solicit any offers for such a Transfer except in accordance with the Put/Call Rights described in Article IX.

         (b) Any Transfer of an Interest which is not made in compliance with the provisions of this Agreement shall be void, and the Company shall not recognize any such Transfer.
Notwithstanding anything else contained herein, no Transfer shall be made except in compliance with the 1933 Act.

         8.02. RECOGNITION OF TRANSFERS. (a) No transferee shall be admitted to the Company as a Member unless the Transfer was permitted hereby. Subject to the foregoing, each such transferee, as a condition to its admission as a Member, shall execute and deliver to the Company such instruments (including a counterpart of this Agreement), in form or substance satisfactory to the Members, as the Members shall reasonably deem necessary or desirable to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement (as it may be amended in connection with the admission of such transferee as a Member). The Members agree to amend this Agreement to the extent necessary to reflect the transfer and admission of the new Member and to continue the Company without dissolution. Upon execution of such instruments, the transferee shall be admit ted to the Company as a Member of the Company. Immediately following the admission of the transferee to the Company as a Member of the Company, any Member who has thereby transferred all of its Interest shall cease to be a Member of the Company. The transferee, as a Member of the Company, and any other Member are hereby authorized to, and shall, continue the business of the Company without dissolution.

         (b) Any transferee who is admitted to the Company as a Member shall succeed to the rights and powers (including distribution preferences), and be subject to the restrictions and liabilities, of the transferor Member to the extent of the Interest transferred.

         8.03. ADMISSION OF ADDITIONAL MEMBERS. If the Members by Unanimous
Vote authorize the issuance of Interests to a Person who is not already a Member, any such new Member shall, as a condition to admission, execute and acknowledge such instruments as the Members by Unanimous Vote may deem necessary or advisable to effect the admission of such Person as a Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement.


                                      ARTICLE IX

                                   PUT/CALL OPTIONS

         9.01. PUT/CALL OPTIONS. (a) Holdings L.P. may, subject to the terms and conditions set forth in this Article IX, cause Alliance to purchase all or a portion of the

Interest held by Holdings L.P. and Alliance may, subject to the terms and conditions set forth in this Article IX, cause Holdings L.P. to sell the Interest held by Holdings L.P.

         (b) On any six (6) separate annual occasions starting with the Exercise Period for the twelve-month period ending on the fifth anniversary of the Closing Date (i) Holdings L.P. may cause Alliance to purchase, and Alliance in such event agrees to buy, all of the Interest then held by Holdings L.P. (the "SECTION 9.01(B) PUT"), and (ii) Alliance may cause Holdings L.P. to sell, and Holdings L.P. in such event agrees to sell, all of the Interest then held by Holdings L.P. (the "SECTION 9.01(B) CALL"). "EXERCISE PERIOD" shall mean, with respect to any such twelve-month period, the period of thirty calendar days following the end of such twelve-month period during which time the exercising Member shall provide written notice to the effect that it is electing to exercise the Section 9.01(b) Put or the Section 9.01(b) Call, as the case may be, which such notice shall include the exercising Member's calculation of the
Section 9.01(b) Buyout Price.

         (c) In the event that at any time commencing with the Closing Date and prior to the fifth anniversary of the Closing Date (i) the employment by the Company of any Principal terminates for Good Reason or is terminated without Cause as such terms are defined in the Employment Agreements, in each case without the written consent of Holdings L.P., or (ii) Alliance shall breach the First Services Agreement in any material respect and fail to cure such breach within 30 days of receipt of written notice thereof by Holdings L.P., then Holdings L.P. may cause Alliance to purchase, and Alliance agrees to purchase, with respect to each Principal that terminates for Good Reason or is terminated without Cause, that percentage of Holdings L.P.'s Interest which is set forth in
Schedule 9.01(c) next to the name of such Principal (with respect to each such Principal, the "REFERENCE PERCENTAGE") in the case of clause (i) above, and all of Holdings L.P.'s Interest in the case of clause (ii) above (the "SECTION 9.01(C)(I) PUT" and the "SECTION 9.01(C)(II) PUT" respectively, and together with the Section 9.01(b) Put, the "PUTS"), and Holdings L.P. shall provide written notice to the other Members to the effect that it is electing to exercise the Put pursuant to this Section 9.01(c) within 30 days of the termination for Good Reason or without Cause or the material breach of the First Services Agreement, as the case may be; and

         (d) At any time commencing on the Closing Date and prior to the fifth anniversary of the Closing Date, Alliance may cause Holdings L.P. to sell, and Holdings L.P. in such event agrees to sell, all of its Interest then held by Holdings L.P. (the "SECTION 9.01(D) CALL" and each of the

Section 9.01(b) Call and the Section 9.01(d) Call being hereinafter referred to as a "CALL" and, together, as the "CALLS"), and Alliance shall provide written notice to Holdings L.P. to the effect that it is electing to exercise the Call pursuant to this Section.

         9.02. BUYOUT DATE. The Section 9.01(b) Put, or the Section 9.01(b) Call, as the case may be, shall close, subject to any applicable waiting period in respect of any applicable regulatory requirements, on the first business day which is at least 30 days after the receipt by Alliance, in the case of the Put, or Holdings L.P., in the case of the Call, of the calculation by Holdings L.P. or Alliance, as the case may be, of the Buyout Price for the applicable twelve-month period or such earlier closing date as is agreed to in writing by Alliance and Holdings L.P. unless the non-exercising Member shall deliver a notice of dispute pursuant to Section 9.06 hereof in which case the Section 9.01(b) Put or the Section 9.01(c) Call shall close on the first business day which is at least 30 days after final resolution of such dispute by the Accounting Referee. Subject to any applicable waiting period in respect of any applicable regulatory requirements, the Section 9.01(c)(i) Put, the Section 9.01(c)(ii) Put and
Section 9.01(d) Call shall close on such date as is agreed to in writing by Alliance and Holdings L.P. but in no event later than 60 days after the receipt by Holdings L.P. (in the case of the Call) or Alliance (in the case of the Put) of written notice of such election. The date of Closing of the Puts or the Calls is referred to herein as the "BUYOUT DATE". Each Member shall cooperate in good faith with respect to any applicable regulatory requirements and shall use its best efforts to make all applicable regulatory filings within 30 days after receipt of written notice of such election.

         9.03. BUYOUT PRICE.

         (a) The purchase price for the Section 9.01(b) Put and the
Section 9.01(b) Call (the "SECTION 9.01(B) BUYOUT PRICE") shall be determined in accordance with the following formula; PROVIDED, however, that in any case, the
Section 9.01(b) Buyout Price shall not be (A) less than the product of $7,000,000 and the Aggregate Residual Reference Percentage or (B) more than the product of $52,000,000 and the Aggregate Residual Reference Percentage:

Section 9.01(b) = PTOE x Multiple x Aggregate Residual Reference Percentage Buyout Price

         Where "PTOE" = the Pre-Tax Operating Earnings of the Company for the twelve-month period ending on the anniversary of the Closing Date immediately preceding the Buyout Date; "Multiple" = the multiple corresponding to such amount of Pre- Tax Operating Earnings as set forth on Schedule 9.03 hereto;

and "Aggregate Residual Reference Percentage" = the difference between 100% and the sum of the Reference Percentages under all prior Section 9.01(c)(i) Puts, if any.

         (b) The purchase price for the Section 9.01(c)(i) Put (the "SECTION 9.01(C)(I) BUYOUT PRICE") and the Section 9.01(c)(ii) Put (the "SECTION 9.01(C)(II) BUYOUT PRICE") shall be determined in accordance with the following formulas:

Section 9.01(c)(i) = $52,000,000 DIVIDED BY (1.10)n x Reference Percentage Buyout Price

Section 9.01(c)(ii) = $52,000,000 x Aggregate Residual Reference
Buyout Price          Percentage DIVIDED BY (1.10)n

Where "n" = the number of twelve-month periods (including any fraction thereof) from the date on which the applicable Put is exercised to the fifth anniversary of the Closing Date.

         (c) The purchase price for the Section 9.01(d) Call (the "SECTION 9.01(D) BUYOUT PRICE" and together with the Section 9.01(b) Buyout Price, the
Section 9.01(c)(i) Buyout Price and the Section 9.01(c)(ii) Buyout Price, the "BUYOUT PRICE") shall be determined in accordance with the following formula:

Section 9.01(d)     = $52,000,000 x Aggregate Residual Reference
Buyout Price          Percentage DIVIDED BY (1.10)n

Where n = the number of twelve-month periods (including any fraction thereof) from the date on which the Section 9.01(d) Call is exercised to the fifth anniversary of the Closing Date.

         9.04. METHOD OF PAYMENT. The Buyout Price shall be paid in cash or Units or any combination thereof, as determined by Alliance in its sole discretion; PROVIDED, HOWEVER, that (i) if Alliance elects to pay all or a portion of the Buyout Price in Units, Holdings L.P. may elect instead to receive such payment in the form of cash and (ii) in the event that there are no Units outstanding as of any Buyout Date, the Buyout Price shall be paid in cash. In the event that all or any portion of the Buyout Price is paid in Units, the number of Units paid to Holdings L.P. shall be the amount obtained by dividing
(i) the difference between (A) the Buyout Price to be paid on the applicable Buyout Date and (B) the portion of such Buyout Price which Alliance elects to pay in cash by (ii) the per unit price of the Units, which price shall be the average of the daily closing price per Unit for the twenty consecutive Trading Days immediately prior to the date on which the Put, or Call, as the case may be, was exercised. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE. Any cash payments of the Buyout Price shall be made by wire trans fer of immediately available funds to an account designated in writing by Holdings L.P. at least three business days prior to the Buyout Date.

         9.05. STATUS OF REPURCHASED MEMBERSHIP INTEREST. As of any Buyout
Date, Holdings L.P. shall cease to hold the Interest or the relevant portion of such Interest, as the case may be, to be purchased on the Buyout Date pursuant to the Put or Call, as the case may be, and shall no longer have any rights with respect to such Interest or portion of Interest previously held.

         9.06. DISPUTE RESOLUTION. If within 30 days after the provision to Alliance or Holdings L.P., as the case may be, of the calculation of the Section 9.01(b) Buyout Price, Alliance or Holdings L.P. does not agree on the calculation, such Member shall give written notice of such disagreement to the other such Member and thereafter such calculation shall be conclusively determined by the Accounting Referee as promptly as practicable. The fees of Accounting Referee shall be borne equally by Alliance and Holdings L.P.


                                      ARTICLE X

                              LIABILITY/INDEMNIFICATION

         10.01. LIABILITY FOR DEBTS OF THE COMPANY; LIMITED LIABILITY. (a) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

         (b) Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability to the Company, any other Member or to the creditors of the Company in excess of such Member's obligation to make Capital Contributions (to the extent such Capital Contributions have not yet been made) and other payments required to be made by such Member under this Agreement.

         10.02. EXCULPATION. (a) To the fullest extent permitted by applicable law (including Section 18-1101(c) of the Delaware Act), no Covered Person (other than any officer of the Company) shall have any fiduciary or similar duty, at law or in equity, or any liability relating thereto to the Company, or to any Member (or Affiliate of such Member) that is not Affiliated with such Covered Person, with respect to or in connection with the Company. In furtherance of and without limiting the foregoing, to the fullest extent permitted by law (including Section 18-1101(c) of the Delaware Act), except to the extent set forth in Section 7.06(d) each Member and Affiliate of such Member hereby waives any claim for breach of fiduciary duty against any other Member or any Affiliate of such other Member, and the Company hereby waives any claim for breach of fiduciary duty against any Covered Person (other than any officer of the Company), in each case with respect to the Company.

         (b) Whenever any Person is permitted or required to make a decision or act (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interest, or (ii) in its "good faith", such Person shall act under such standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated therein or by relevant provisions of law or in equity or otherwise. The right to exculpation conferred in this Section shall be a contractual right which is intended for the benefit of and may be enforced by each Covered Person.

         10.03. INDEMNIFICATION. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Covered Person to the fullest extent permitted by the laws of the State of Delaware against any and all Indemnified Losses. The right to indemnification conferred in this Section shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the laws of the State of Delaware for directors and officers of corporations organized under the laws of the State of Delaware. The right to indemnification under this Article X shall not be exclusive or affect any other right to which a Covered Person may be entitled. The right to indemnification conferred in this Section shall be a contractual right which is intended for the benefit of and may be enforced by each Covered Person.


                                      ARTICLE XI

                                   CONFIDENTIALITY

         11.01. CONFIDENTIALITY. Each Member and each of its Affiliates shall keep confidential and not reveal, and shall cause its Subsidiaries and the officers, directors, employees, agents and representatives of it and its Subsidiaries, to keep confidential and not to reveal, to any other Person, other than to the Company or its officers and employees, or any officer, director, employee, agent, representative or lender of such Member (each of whom shall be subject to the confidentiality obligations set forth herein), or to any other Member or such other Member's Affiliates (except that Client information which is specifically requested confidential treatment by the applicable Client may not be revealed to such Affiliate except as may be required by law), from the date hereof through the third anniversary of the first date on which such Member is no longer a Member of the Company, any confidential documents, confidential information concerning, relating to or in connection with the Company, that come to the knowledge of such Member or its Affiliates or their respective representatives or agents by reason of the relationship of such Member or Affiliate with the Company ("INFORMATION"), except for such Information that (a) is generally available to the public (other than as a result of a disclosure by such Member or its Affiliates), (b) is available to such Person on a non-confidential basis from a source that is not prohibited from disclosing such Information to such Person or (c) after notice, such Person is required to disclose under any applicable law or under subpoena or other legal process; provided that nothing in this Section 11.01 shall preclude any Member or its Affiliates from using any Information in any manner reasonably connected to its investment in the Company or as contemplated by the Transaction Documents.


                                     ARTICLE XII

                       TERMINATION, DISSOLUTION AND LIQUIDATION

         12.01. NO DISSOLUTION. The Company shall not be dissolved by the admission of additional Members or the withdrawal of Members in whole or in part, except in accordance with the terms of this Agreement.

         12.02. LIQUIDATING EVENTS. The Company shall dissolve and commence winding up upon the first to occur of any of the following events (each a "LIQUIDATING EVENT"):

         (a) the resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued Membership of a Member in the Company unless the business of the Company is continued by the consent of all remaining Members within 90 days following the occurrence of any such event;

         (b) the Unanimous Vote of the Members to dissolve, wind up and liquidate the Company; or

         (c) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act.

         12.03. NOTICE OF DISSOLUTION. Upon the dissolution of the Company, Alliance shall carry out the winding up of the Company (the "LIQUIDATING TRUSTEE"), and shall promptly notify the Members of such dissolution.

         12.04. WINDING UP. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying or making reasonable provision for the satisfaction of the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the assets or property or the proceeds from the sale thereof has been distributed pursuant to this Article and the Company has terminated. The Members shall be responsible for overseeing the winding up and dissolution of the Company. The Members shall take full account of the Company's assets and liabili ties, and the Company's affairs shall be wound up in an orderly manner in accordance with the following procedures:

         (a) To the extent that the Members determine that any or all of the assets of the Company shall be sold, such assets shall be sold as promptly as possible, but in a business-like manner so as not to involve undue sacrifice;

         (b) The Liquidating Trustee shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company (the "LIQUIDATING TRUST"). Such reserves may be paid over by the Liquidating Trustee to a bank (or other third party), to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations. At the expiration of such period(s) as the Liquidating Trustee may deem advisa ble, such reserves, if any (and any other assets available for distribution), or a portion thereof, shall be distributed to the Members in proportion to their Percentage Interests; and

         (c) The Capital Account of each Member shall be adjusted to take into account the profit and loss resulting from the sale of the Company's assets and all other transactions in connection with the winding up of the Company.

         12.05. DISTRIBUTION UPON DISSOLUTION OF THE COMPANY. By the end of the Company's taxable year during which the dissolution of the Company occurs or if later, within 90 days after the date of such dissolution, the Company's assets or the proceeds from the sale thereof to the extent sufficient therefor shall be applied and distributed to the maximum extent permitted by law, in the following order:

         (a) first, to the satisfaction (whether by payment or by the making of reasonable provision for payment) of all of the Company's debts and liabilities to creditors including contingent or unforeseen obligations or debts, but excluding debts and liabilities to Members;

         (b) second, to the satisfaction (whether by payment or by the making of reasonable provision for the payment) of all of the Company's debts and liabilities to Members;

         (c) third, the amount necessary to satisfy the Liquidating Trust;

         (d) the balance, if any, to the Members in accordance with their Capital Accounts after giving effect to all Capital Account adjustments for all Fiscal Years.

         12.06. LIQUIDATION OF MEMBER'S INTEREST. In the event any Member's interest in the Company is "liquidated" within the meaning of Section 1.761-1(d) of the Regulations, liquidating distributions, if any, shall be made to such Member in the same amounts and at such times as would have been made to such Member, in accordance with this Section 12.06, if the Company itself were being "liquidated". For purposes of this Section 12.06, the balance in each Member's Capital Account shall be determined after taking into account all Capital Account adjustments for the Fiscal Year during which the liquidation occurs (other than liquidation distributions pursuant to Section 12.02 and this Section 12.06).

         12.07. REPORT ON LIQUIDATION. Within a reasonable time following the completion of the liquidation of the Company's properties, the Liquidating Trustee shall supply to each of the Members financial statements which shall set forth the assets and the liabilities of the Company as of the date of complete liquidation, each Member's pro rata portion of distributions, and the amount retained as reserves pursuant to Section 12.04(b).

         12.08. OTHER MATTERS. (a) A Member shall look solely to the assets of the Company for the return of its Capital

Contributions, and if the assets remaining after the payment and discharge of Company debts and liabilities are insufficient to provide for the return of its Capital Contributions, a Member shall have no recourse against any other Member. No holder of an interest in the Company shall have any right to demand or receive property other than cash upon dissolution, winding up and termination of the Company.

         (b) Except as otherwise provided in this Agreement, no Member shall resign from the Company prior to the dissolution and winding up of the Company in accordance with this Agreement.

         12.09. TERMINATION. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided in this Article XII and the certificate of formation of the Company shall have been canceled in the manner required by the Act.


                                     ARTICLE XIII

                      RESTRICTIONS ON TRANSFER AND DISTRIBUTIONS

         13.01. RESTRICTIONS ON TRANSFER. Except pursuant to the terms of this Agreement, the Units, if any, to be issued pursuant to this Agreement shall not be transferable except upon the conditions specified in this Article, which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the transfer of any such Units. Each holder of Units issued pursuant to this Agreement will cause any proposed transferee of such Units held by such holder, other than a transferee who purchases pursuant to Rule 144 under the Securities Act, as amended from time to time, to agree to take and hold such Units subject to the provisions and upon the conditions specified in this Article.

         13.02. RESTRICTIVE LEGEND. Each certificate for Units delivered pursuant to this Agreement issued to Holdings L.P. or to a subsequent transferee shall (unless otherwise permitted by the provisions of Section 13.03) include a legend in substantially the following form:

         THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND THE RULES AND REGULATIONS THEREUNDER. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS CERTIFICATE AGREES TO COMPLY IN ALL RESPECTS WITH

         ARTICLE XIII OF THE LIMITED LIABILITY COMPANY AGREEMENT
         DATED AS OF [    ], 1996 IN RELATION TO WHICH SUCH UNITS
         WERE ISSUED. COPIES OF SUCH ARTICLE XIII MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THIS COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

         FOR NEW HAMPSHIRE RESIDENTS ONLY. NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE ATTORNEY GENERAL OR THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR TRANSACTION MEANS THAT THE ATTORNEY GENERAL OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF SECTION 421-B.20.

         13.03. NOTICE OF PROPOSED TRANSFERS; RULE 144. (a) Each holder of
Units issued pursuant to this Agreement agrees to comply in all respects with the provisions of this Section. Prior to any proposed sale, transfer or other disposition of Units delivered pursuant hereto (other than under the circumstances described in paragraph (b) below with respect to termination of restrictions on transfer pursuant to Rule 144(k) under the Securities Act, as amended from time to time ("RULE 144(K)"), the affected holders of Units shall give written notice to Alliance of such holders intention to effect such sale, transfer or other disposition. Each such notice shall describe the manner and circumstances of the proposed sale, transfer or other disposition in reasonable detail, and shall be accompanied by either (i) an opinion of counsel, and in form and substance, reasonably acceptable to Alliance, addressed to Alliance, to the effect that the proposed sale, transfer or other disposition of such Units may be effected without registration under the Securities Act, or (ii) a "NO

ACTION" letter, in form and substance reasonably acceptable to Alliance, from the Commission to the effect that such sale, transfer or other disposition of such Units without registration will not result in a recommendation by the staff of the commission that action be taken with respect thereto, whereupon the holder of such Units shall be entitled to transfer such Units in accordance with the terms of the notice delivered by Buyer; PROVIDED, HOWEVER, that no such notice or opinion of counsel shall be required for a transfer by will or intestate succession from such holder to his or her spouse or family members, if the transferee agrees in writing to be subject to the terms hereof to the same extent if such transferee were an original holder of Units hereunder. The provisions of this Section 13.03(a) shall not be applicable to a bona fide pledge of Units to any bank, registered broker/dealer or other financial institution.

         (b) Notwithstanding the foregoing, no opinion of counsel shall be required for (i) any sale, transfer or other disposition of such Units or the removal of the above legend from the certificates therefor or (ii) the removal of the above legend based upon the termination of restrictions on sales of such stock pursuant to Rule 144(k), if the holder of such Units shall deliver to Alliance in its stead a certificate stating that such shares are (x) eligible for sale pursuant to Rule 144, as amended from time to time and that such sale will be made in accordance with such Rule, or (y) eligible for termination of restrictions on sale pursuant to Rule 144(k), as amended from time to time, under the Securities Act and representing and warranting to Alliance that such units are so eligible in accordance with such Rule, in each case together with a summary of the bases for such statements, unless within fifteen days after receipt of such a certificate Alliance shall reasonably determine in good faith that an opinion of counsel is required to ensure compliance with the Securities Act and shall so notify such Unitholder.

         13.04. DISTRIBUTIONS WITH RESPECT TO UNITS. The holders of the Units issued pursuant to this Agreement on the record date for the regular quarterly distribution by Alliance of Available Cash Flow (as defined in the Alliance Limited Partnership Agreement) relating to the quarter during which such Units are issued and delivered to Holdings L.P., shall be entitled to receive a pro rata portion of such distribution with respect to each such Unit equal to the amount of Available Cash flow distributed per Unit multiplied by a fraction, the numerator of which is the number of days remaining in the quarter on and including the Buy Out Date, and the denominator of which is the total number of days in such quarter; PROVIDED that such holders shall not have any right to receive any distribution of Available Cash Flow with respect to any of such Units in respect of any calendar quarter prior to which such Units were issued and delivered to such holders.


                                     ARTICLE XIV

                                    MISCELLANEOUS

         14.01. NOTICES. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

    if to any Alliance Member to:

              Alliance Capital Management L.P.
              1345 Avenue of the Americas
              New York, New York 10105
              Telephone:  212-969-1327
              Telefax:    212-969-1334
              Attention:  David R. Brewer, Jr.

    with a copy to:

              Davis Polk & Wardwell
              450 Lexington Avenue
              New York, NY 10017
              Attention: Phillip R. Mills


    if to Holdings L.P., to:

              Cursitor Holdings
              38 Newbury Street
              Boston, Massachusetts 02116-3210
              Telephone:  617-267-8900
              Attention:  Richard Irving Morris, Jr.

    with a copy to:

              Goodwin, Procter & Hoar
              Exchange Place
              Boston, Massachusetts  02109-2881
              Attention:  Richard E. Floor, P.C.
              Fax:  (617) 523-1231

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

         14.02. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Members, or in the case of a waiver, by the Member against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         14.03. EXPENSES. All costs and expenses incurred by the parties hereto in connection with this Agreement shall be paid by the party incurring such cost or expense.

         14.04. SUCCESSORS AND ASSIGNS. This Agreement and any Interests hereunder shall not be assignable in whole or in part (directly or indirectly) by operation of law or otherwise, except by Unanimous Vote and except that the Alliance Members may assign their respective Interests to any wholly owned Subsidiary of Alliance or any corporation or other entity that succeeds to the business of Alliance and its subsidiaries. Any assignment in violation of this provision shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement is for the sole benefit of the parties hereto and, except as otherwise contemplated herein, nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder.

         14.05. HEADINGS. Headings are for ease of reference only and shall not form a part of this Agreement.

         14.06. EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules attached to this Agreement are incorporated herein by reference and expressly made a part of this Agreement for all purposes. References to any Exhibit in this Agreement shall be deemed to include this reference and incorporation.

         14.07. PARTITION. Each Member hereby waives any and all rights which it may have to partition or bring any action to partition Company property. No Member shall have the right to partition any property of the Company, nor shall a Member make application to any court or authority having jurisdiction over such matters or commence or prosecute any action or proceeding for partition and the sale thereof. Upon any breach of the provisions of this Section by a Member, each other Member (in addition to all rights and remedies at law and in equity that it may have) shall be entitled to a decree or order restraining and enjoining such application, action or proceeding.

         14.08. CONSENTS AND ADDITIONAL DOCUMENTS. Each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient for the purposes of this Company, specifically including all agreements, certificates, tax statements, tax returns and other documents as may be required of the Company or its Members by foreign, federal or state law or the laws of any other governmental jurisdiction in which the Company conducts or plans to conduct business.

         14.09. GOVERNING LAW; ENTIRE AGREEMENT. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If it shall be determined by court order not subject to appeal or discretionary review that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceabil ity shall not invalidate the entire Agreement and shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

         14.10. DISPUTES; SUBMISSION TO JURISDICTION. (a) If any dispute or controversy shall arise among the parties, or any of them, as to any matter arising out of or in connection with this Agreement or the transactions contem plated hereby, the parties shall attempt in good faith to resolve such controversy by mutual agreement. If such dispute or controversy cannot be so resolved, it shall be resolved solely by adjudication in accordance with the provisions of Section 14.10(b).

         (b) Any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or the United States District Court for the District of Delaware or any court of the State of Delaware, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such Proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in
Section 14.01 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

         14.11. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties.

         14.12. SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         14.13. FURTHER ASSURANCES. The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

         14.14. ENTIRE AGREEMENT. This Agreement, the other Transaction Documents, including any exhibits or schedules hereto or thereto, or any other instruments, agreements or documents referenced herein or therein, constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all other prior agreements or undertakings with respect thereto, both written and oral.

         14.15. RESTRICTIVE TRADE PRACTICES. Notwithstanding any other provision of this Agreement, no provision of this Agreement which is of such a nature as to make such Agreement liable to registration under the Restrictive Trade Practices Act 1976 shall take effect until immediately after particulars thereof have been duly furnished to the Director General of Fair Trading pursuant to the said Act. For the purposes of this Clause the term "Agreement" shall include the Transaction Agreement, the Limited Liability Company Agreement, the First Services Agreement, the Second Services Agreement, the Registration Rights Agreement and the Employment Agreements.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the day and year first above written.


                   ALLIANCE CAPITAL MANAGEMENT L.P.
                   By:  Alliance Capital Management Corporation,
                          its General Partner


                   By:/S/ John D. Carifa
                      ------------------
                        John D. Carifa
                        President


                   ALLIANCE CAPITAL MANAGEMENT
                     CORPORATION OF DELAWARE


                   By:/S/ Robert H. Joseph, Jr.
                      -------------------------
                        Robert J. Joseph, Jr.
                        Senior Vice President and Chief Financial Officer

                   CURSITOR HOLDINGS, L.P.



                   By HMESLP, Inc.
                        as General Partner



                   By:/S/ Hugh M. Eaton III
                      ---------------------
                        Hugh M. Eaton III